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EXHIBIT 99.1

WESTAFF LEADERSHIP CHANGES

        WALNUT CREEK, CA, Monday, January 14, 2002. Westaff, Inc. (NASDAQ:WSTF), a leading provider of temporary office and light industrial staff, today announced a leadership change. Tom D. Seip, its President and Chief Executive Officer, has resigned effective immediately. Mr. Seip stated that, "I have resigned because of fundamental differences over management philosophy and the direction of the Company." Seip added that, "I have enjoyed the opportunity to work with Westaff's management team and I am confident in their abilities. Dwight S. Pedersen, who will succeed me as the Company's CEO, is a great choice. I valued his counsel as a Board member and believe his experience with low margin businesses and his wealth of general business background suit him well to the task ahead."

        W. R. Stover, Chairman, stated that, "We appreciate Tom Seip's efforts in the past eight months and we wish him well." Stover added that, "In these difficult economic times, we look forward to working with Dwight."

        Pedersen was appointed a director of the Company as of May 1, 2001, and he was elected to a three-year term as a member of the Board at the annual meeting of stockholders held May 23, 2001. He also was appointed to the Audit Committee of the Board on the same date as the annual meeting and he has served on that committee since then. His most recent job was as Executive Vice President of Pinkertons Inc., where he was employed from January 1, 2000 through May 2001. His prior employment was with American Protective Services, Inc. for twenty-six years. He started there as its first Controller in 1974. After a series of promotions, including service as Vice President—Finance, Senior Vice President and Executive Vice President of that company, he was named its President and a director in 1988 and he became its Chief Executive Officer in 1992. His previous work history includes approximately four years with Wolf & Co., an accounting firm. He is a certified public accountant on inactive status.

        Pedersen commented that, "I look forward to the opportunity to lead Westaff. The recession has challenged all companies in the staffing business. Westaff has great people and we will strive together to return the Company to growth and profitability."

        Westaff provides staffing services to and employment opportunities at competitive businesses in global markets. Westaff annually employs approximately 225,000 people worldwide and services approximately 25,000 clients from more than 340 offices located throughout the U.S. and also in the United Kingdom, Australia, New Zealand, Norway, Denmark and Mexico, and achieved fiscal 2001 system revenues of over $580 million. For more information, please visit our website at www.westaff.com.

        This press release contains forward-looking statements regarding future events and future performance of the company that involve risks and uncertainties that could cause actual results to differ materially. We refer you to documents that the company files from time to time with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of certain factors that could cause actual results to differ from current expectations and the forward-looking statements in this press release.

CONTACT:	W. Robert Stover Telephone: 925/930-5300 E-mail: bstover@westaff.com

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WESTAFF LEADERSHIP CHANGES